Exhibit 16.1

May 21, 2009

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by ACCO Brands Corporation (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of ACCO Brands Corporation dated May 19, 2009. We agree with the statements concerning our Firm in such Form 8-K except we have no basis to agree to the Audit Committee process or deliberations.

Very truly yours,

/s/ PricewaterhouseCoopers LLP